Exhibit 99.2

PRESS RELEASE

Contacts:

John P. Leighton	Michael T. Dorsey
Chairman & CEO	EVP & General Counsel
201-459-9500	800-888-8118

FOR IMMEDIATE RELEASE	September 16, 2003

CROWN NAMES JACK BAKER AS SENIOR VICE PRESIDENT

AND MANAGER OF INSTITUTIONAL SALES

Jersey City, NJ, September 16, 2003: Crown Financial Group, Inc. (formerly M.H. Meyerson & Co., Inc., Nasdaq-SCM: MHMY-News) today named Jack Baker as Senior Vice President and Manager of Institutional Sales, reporting directly to John P. Leighton, Crown’s Chairman and Chief Executive Officer. Mr. Baker spent the last four years at Putnam Lovell, NBF as Managing Director, Head of Institutional Sales and Trading for both Nasdaq and Exchange listed securities.

“I’m delighted to welcome Jack to Crown and onto its management team,” said John Leighton. “Jack and I worked together 26 years ago at Morgan Stanley & Co., Inc., and now we have the opportunity to work together once again. He has had a long and distinguished career catering to the liquidity needs of asset managers and institutions, and has worked for some of the finest securities firms on Wall Street,” Mr. Leighton added. “I’ve asked Jack to build an institutional sales and trading desk focused on putting the customers and their needs first,” finished Mr. Leighton.

Mr. Baker said, “I am pleased to be working again with John Leighton after all these years. What John and his management team are doing at Crown is really exciting and I want to be a part of the firm’s rebirth. I’m thrilled to return to help John implement his vision of finding technological solutions to the best execution needs of institutions and asset managers.”

Crown Financial Group, Inc. is an international financial services firm, with five separate divisions: Wholesale Market Making, Correspondent Services, Fixed Income Services, Institutional Sales, and Investment Banking. Crown meets the liquidity needs of brokers, dealers, institutions, and asset managers by making markets in over 7,300 Nasdaq and non-Nasdaq OTC securities. Crown has particular expertise trading Nasdaq SmallCap, OTC Bulletin Board, and Pink Sheet securities.

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about the Company’s industry, management’s beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here; however, readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

Jack Baker

Senior Vice President

Manager of Institutional Sales

Jack Baker (58) is a 36-year veteran of the securities industry. For the last four years, Mr. Baker was Managing Director, Head of Institutional Sales and Trading at Putnam Lovell NBF, and for the 12 years before held similar positions at Furman Selz as Senior Managing Director of Institutional Sales and Trading (5 years) and at Shearson Lehman Brothers as Senior Vice President, Partner in charge of Equity Sales and Trading (7 years). During his distinguished career on Wall Street, Mr. Baker has represented such other firms in institutional sales and trading as: Morgan Stanley & Co., Inc., Smith Barney, and First Boston.